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Exhibit 5

                 Consent Of Geological Consultant




I hereby consent to the inclusion and reference of my report entitled "Geological Report for the Dotted Lake Property, Black River Area, Thunder Bay Mining Division, Ontario" dated April 30, 2001 in the Registration Statement on Form 20-F filed by Gemstar Resources Ltd. with the United States Securities and Exchange Commission. I confirm that I have reviewed Gemstar Resources Ltd.'s summary of my geological report in its registration statement and concur with its contents. I also consent to the inclusion of my name as an expert in Gemstar Resources Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.

DATED: December 08, 2004



/s/ James G. Burns
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James G. Burns, B.Sc., P.Eng.